Exhibit 21.1

GLYECO, INC.

SUBSIDIARY STATUS

March 31, 2017

ENTITY	FILING STATE	DATE OF INCORPORATION	CORPORATE STATUS	NEXT ANNUAL FILING DUE
GlyEco, Inc.	NV	10/21/2011	Good Standing	10/31/2017
GlyEco, Inc. (Foreign Entity)	AZ	02/12/2012	Good Standing	02/12/2018
WEBA Technology Corp.	WI	1/14/10	Good Standing	3/31/18
Recovery Solutions & Technologies, Inc.	AZ	3/26/15	Good Standing	3/26/18
GlyEco Acquisition Corp #1	AZ	12/15/2011	Good Standing	12/15/2017
GlyEco Acquisition Corp #1	MN	12/30/2011	Good Standing	12/31/2017
GlyEco Acquisition Corp #2	AZ	03/28/2012	Good Standing	03/28/2018
GlyEco Acquisition Corp #2	IN	10/15/2012	Good Standing	10/15/2017
GlyEco Acquisition Corp #3	AZ	03/28/2012	Good Standing	03/28/2018
GlyEco Acquisition Corp #3	FL	06/18/2012	Good Standing	06/18/2017
GlyEco Acquisition Corp #4	AZ	04/30/2012	Good Standing	04/30/2017
GlyEco Acquisition Corp #4	NJ	10/2012	Good Standing	10/2017
GlyEco Acquisition Corp #5	AZ	07/03/2012	Good Standing	07/03/2017
GlyEco Acquisition Corp #5	SC	10/15/2012	Good Standing	10/15/2017
GlyEco Acquisition Corp #6	AZ	07/03/2012	Good Standing	07/03/2017
GlyEco Acquisition Corp #6	SD	10/15/2012	Good Standing	10/15/2017
GlyEco Acquisition Corp #7	AZ	07/03/2012	Good Standing	07/03/2017
GlyEco Acquisition Corp #7	MD	07/24/2013	Good Standing	07/24/2017